EXCHANGE AGREEMENT


THIS AGREEMENT dated January 5, 2001, by and between SILK
BOTANICALS.COM, INC., a Florida corporation (hereinafter called
"Company") and JOSEPH R. BERGMANN (hereinafter called "Shareholder").

                       W I T N E S S E T H:

     WHEREAS, the Board of Director of the Company desire to restructure the Company and in the best interests of its shareholders, desires to uphold the contractual agreement which does not allow dilution of the shareholder's stock position, and therefore have adopted and approved this Exchange Agreement ("Agreement");

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, warranties and representations contained in this Agreement and in order to consummate the transactions described above, Company and Shareholders approve and adopt this agreement and plan of reorganization and mutually covenant and agree with each other as follows:


1.    Shares To Be Transferred and Shares To Be Issued

1.1 The Shareholder shall transfer to the Company certificates for 4,042,687 shares of the Company's common stock. These certificates shall be duly endorsed in blank by the applicable Shareholder or accompanied by duly executed stock powers in blank with signatures guaranteed by a bank or trust Company or member firm of the New York Stock Exchange, and shall be returned to the Company's Transfer Agent and cancelled on the books of the Company.

1.2 In exchange for the Company's stock being transferred pursuant to subparagraph 1.1, Company shall on the closing date, and contemporaneously with the transfer of Company's common stock to it by Shareholder, issue and deliver to the Shareholder 4,042,687 shares of Company's Series 2000 Preferred Stock, having such rights and preferences as set forth in the Written Consent of the Majority Shareholders and Board of Directors adopted on December 26, 2000.

1.3   The shares of Series 2000 Preferred Stock being issued to
Shareholder are in consideration for the waiver of the non-dilution provision as provided by contract between the parties.

2.    Representations and Warranties of Shareholder

2.1   Ownership of Stock

Shareholder is the record and beneficial owner and holder of the number of fully paid and nonassessable shares of the Company's common stock listed in Paragraph 1.1 above as of this date and all shares of Company common stock are owned free and clear of all liens, encumbrances, charges and assessments of every nature and subject to no restrictions with respect to transferability. The Shareholder has


          Exhibit 4.1 - Pg. 1


full power and authority to assign and transfer his shares of the Company in accordance with these terms.

2.2   Accuracy of All Statements Made by Shareholder

No representation or warranty by shareholder in this agreement, nor any statement, certificate, schedule or exhibit furnished or to be furnished by or on behalf of shareholder pursuant to this agreement, nor any document or certificate delivered to the Company pursuant to this agreement or in connection with actions contemplated, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained not misleading.

3.    Representations and Warranties of Company

Company represents and warrants as follows:

3.1   Organization and Good Standing

Company is a corporation duly organized, validly existing and in good standing under the laws of Florida.

3.2   Performance of This Agreement

The execution and performance of this agreement and the issuance of stock contemplated have been authorized by the board of directors of Company.

3.3   Legality of Shares To Be Issued

The shares of Company's preferred stock to be delivered pursuant to this agreement, when delivered, will have been duly and validly authorized and issued by Company and will be fully paid and nonassessable.

3.4   Disclosure

No representation or warranty by either party in this Agreement, nor any document, written information, statement or certificate furnished or to be furnished by Company to Shareholder pursuant hereto or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

4.   Law Governing

This agreement may not be modified or terminated orally, and shall be construed and interpreted according to the laws of the State of Florida.

5.   Assignment

This agreement shall not be assigned by any party without the written consent of the others.

6.   Entire Agreement

This instrument embodies the entire agreement between the parties with respect to the transactions contemplated, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for.



          Exhibit 4.1 - Pg. 2



7.   Counterparts

This agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

8.   Headings

The headings in the paragraphs of this agreement are inserted for convenience only and shall not constitute a part of the agreement.

9.   Further Documents

Company and Shareholder agree to execute any and all other documents, and to take any other action or corporate proceedings which may be necessary or desirable to carry out the terms of this agreement.

IN WITNESS OF, the parties have caused this agreement to be duly executed all as of the day and year first written above.


COMPANY: SILK BOTANICALS.COM, INC.


/s/_______________________________
By:


SHAREHOLDER:

/s/_______________________________
JOSEPH R. BERGMANN





          Exhibit 4.1 - Pg. 3



                             EXHIBIT A


(1.) Shareholder shall be awarded 4,042,687 shares of Series 2000 Preferred Stock, convertible into common stock on a one for one basis at any time after January 5, 2002.





          Exhibit 4.1 - Pg. 4